Exhibit 2.3

        www.robino.com • www.ssifund.com

        Frank Robino, Jr. Corporate Center • 6 Larch Avenue • Suite 301 • Wilmington, DE 19804 • 302.995.7011 • FAX 302.995.1539

February 13, 2006

BY FEDERAL EXPRESS

Theodore E. Charles, Chief Executive Officer and President

Steven C. Preskenis, Assistant Secretary and Chief Legal Counsel

Investors Capital Holdings, Ltd.

230 Broadway East

Lynnfield, MA 01940-2320

Re: Notice of Inspection of Records by a Shareholder Pursuant to Massachusetts Business Corporation Act § 16.02

Dear Messrs. Charles and Preskenis:

Pursuant to Massachusetts Business Corporation Act § 16.02, a shareholder of a corporation is entitled to inspect and copy certain corporate records upon written notice to the corporation. The undersigned shareholder of Investors Capital Holdings, Ltd. (the “Company”), hereby exercises its right to inspect and copy the corporate records of the Company as follows.

Pursuant to § 16.02(a), the undersigned exercises its right to inspect within five days of the date of this request the books and records of the Company specified in § 16.01(c):

(1) its articles or restated articles of organization and all amendments to them currently in effect;

(2) its bylaws or restated bylaws and all amendments to them currently in effect;

(3) resolutions adopted by its board of directors creating one or more classes or series of shares, and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding;

(4) the minutes of all shareholders’ meetings, and records of all action taken by shareholders without a meeting, for the past 3 years;

Theodore E. Charles, Chief Executive Officer and President

February 13, 2006

(5) all written communications to shareholders generally within the past 3 years, including the financial statements furnished under Section 16.20 for the past 3 years;

(6) a list of the names and business addresses of its current directors and officers; and

(7) its most recent annual report delivered to the secretary of state under Section 16.22.

Pursuant to Section 16.02(b), the undersigned further requests to inspect and copy within five days of the date of this request all minutes of any meeting of the Company’s board of directors or any committee thereof, or record of any action taken by the board of directors without a meeting, for the last 24 months; all documents referring or relating to any compensation, benefits or other perquisites provided by the Company to Theodore Charles and Timothy B. Murphy; all documents referring or relating to the potential retirement of Mr. Charles, and any plans the Company has with respect to Mr. Charles retirement; all documents relating to the employment by the Company of any relative of Messrs. Charles or Murphy; and all expressions of interest in the last 24 months in acquiring some or all of the outstanding shares and/or assets of the Company, or in entering into some form of business combination with the Company.

The undersigned also requests pursuant to Section 16.02(b) to inspect and copy the list of stockholders described in Section 16.01(c). In particular, the undersigned requests:

1. A complete record or list of the Company’s stockholders (including any stock ledger), certified by the Company or its transfer agent, showing the names and addresses of each stockholder and the number of shares of capital stock registered in the name of each such stockholder, as of the most recent date available;

2. All information in or which comes into the Company’s possession, custody or control, or which can reasonably be obtained from brokers, dealers, banks clearing agencies, voting trustees or other nominees, relating to the names of non-objecting beneficial owners of the Company’s capital stock (“NOBO’s”) pursuant to Rule 14b-1 or Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the format of a printout in descending order balance and, if such information is not in the Company’s possession, custody or control, such information should be requested from the Independent Election Corporation of America or ADP Proxy Services.

3. A stop list or stop lists relating to any shares of capital stock of the Company and any additions or deletions from the date of the list referred to in Category No. 1 above.

4. A list of all stockholders owning 1,000 or more shares of the Company’s capital stock arranged in descending order as of the most recent date available.

RSH Robino Stortini Holdings, LLC • www.robino.com • www.ssifund.com

Frank Robino, Jr. Corporate Center • 6 Larch Avenue • Suite 301 • Wilmington, DE 19804 • 302.995.7011 • FAX 302.995.1539

Theodore E. Charles, Chief Executive Officer and President

February 13, 2006

5. All daily transfer sheets showing changes in the names, addresses and number of shares of the Company’s stockholders which are in or come into the possession, custody or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to above to the day preceding the date the inspection of the books and record pursuant to this demand occurs.

6. All information in or which comes into the Company’s possession, custody or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees concerning the names, addresses and number of shares of the Company’s common stock held by the participating brokers and banks named in the individual nominee names of Cede & Co., Pacific & Co., Kray & Co., Philadep, DIJ, or other similar nominees, including respondent bank lists.

The demand for these documents is made in good faith, for the purpose of communicating with other shareholders of the Company regarding the affairs of the corporation in advance of the upcoming annual meeting of stockholders and the requested corporate records are directly connected with such purpose.

We request pursuant to Section 16.02(a) and (b) that the Company make the documents specified herein available for inspection and copying at 9:00 a.m. on February 21, 2006 at the company’s principal office or a reasonable location specified by you.

Please confer with my counsel, Neil Glassman of The Bayard Firm, Wilmington, Delaware, at 302-429-4224, to make the arrangements for the inspection and copying demanded herein.

Thank you,

/s/ Michael Stortini
Michael Stortini
Managing Member
Robino Stortini Holdings, LLC

RSH Robino Stortini Holdings, LLC • www.robino.com • www.ssifund.com

Frank Robino, Jr. Corporate Center • 6 Larch Avenue • Suite 301 • Wilmington, DE 19804 • 302.995.7011 • FAX 302.995.1539